Exhibit 10.26

Name:
Number of Restricted Stock Units subject to Award:
Date of Grant:

TRINSEO S.A.

Amended& Restated 2014 Omnibus Incentive Plan

Restricted Stock Unit Agreement (Non-Employee Directors)

This agreement (this “Agreement”) evidences an award (the “Award”) of restricted stock units (the “Restricted Stock Units”) granted by Trinseo S.A. (the “Company”) to the undersigned (the “Grantee”) pursuant to the Trinseo S.A. 2014 Omnibus Incentive Plan (as amended from time to time, the “Plan”), which is incorporated herein by reference.

1.Grant of Restricted Stock Units. On the date of grant set forth above (the “Grant Date”) the Company granted to the Grantee an award consisting of the right to receive on the terms provided herein and in the Plan, one share of Stock with respect to each Restricted Stock Unit forming part of the Award, in each case, subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.

The Award shall not be interpreted to bestow upon the Grantee any equity interest or ownership in the Company or any Affiliate prior to the date on which the Company delivers shares of Stock to the Grantee (if any). The Grantee is not entitled to vote any shares of Stock by reason of the granting of this Award or to receive or be credited with any dividends declared and payable on any share of Stock prior to the date on which any such share is delivered to the Grantee hereunder. The Grantee shall have the rights of a shareholder only as to those shares of Stock, if any, that are delivered under this Award.

2.Meaning of Certain Terms. Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan.

3.Dividend Equivalents. During the period beginning on the Grant Date and ending on the date that shares of Stock are issued in settlement of vested Restricted Stock Units, the Grantee will accrue dividend equivalents on the Restricted Stock Units equal to any cash dividend or cash distribution that would have been paid on the Restricted Stock Unit had that Restricted Stock Unit been an issued and outstanding share of Stock on the record date for the dividend or distribution. Such accrued dividend equivalents (i) will vest and become payable upon the same terms and at the same time of settlement as the Restricted Stock Unit to which they relate (and will be payable with respect to any shares of Stock that are issued or that are withheld pursuant to Section 8 in order to satisfy Grantee’s Tax-Related Items), (ii) will be denominated and payable solely in cash and paid in such manner as the Company deems appropriate, and (iii) will not bear or accrue interest. Dividend equivalent payments, at settlement, will be net of applicable federal, state, local and foreign income and social insurance withholding taxes as provided in Section 8. Upon the forfeiture of the Restricted Stock Units, any accrued dividend equivalents attributable to such Restricted Stock Units will also be forfeited.

4.Vesting, etc. The Award shall vest in full on the earlier of (a) the first anniversary of the Grant Date, subject to the Grantee’s continued service as a member of the Board through such date, or

(b) the termination of the Grantee’s service as a member of the Board as a result of his or her death. Except as provided in subsection (b), if the Grantee’s service as a member of the Board ceases for any reason, the Award, to the extent not already vested will be automatically and immediately forfeited.

5.Delivery of Stock. The Company shall, as soon as practicable upon the vesting of the Restricted Stock Units (but in no event later than March 15 of the year following the year in which such Restricted Stock Units vest) effect delivery of the Stock with respect to such vested Restricted Stock Units to the Grantee (or, in the event of the Grantee’s death, to the person to whom the Award has passed by will or the laws of descent and distribution).  No Stock will be issued pursuant to this Award unless and until all legal requirements applicable to the issuance or transfer of such Stock have been complied with to the satisfaction of the Administrator, including, for the avoidance of doubt to the extent required by Luxembourg law, the payment by the Grantee to the Company of an amount in cash equal to the aggregate par value of the shares of Stock to be delivered in respect of the vested Restricted Stock Units on, or within thirty (30) days of, the vesting of the Restricted Stock Units. The actual amount the Grantee will be required to pay will be determined at the time that the Award vests based on the par value of the Company's Stock on the Vesting Date.

6.Forfeiture; Recovery of Compensation. By accepting the Award the Grantee expressly acknowledges and agrees that his or her rights (and those of any permitted transferee) under the Award or to any Stock acquired under the Award or any proceeds from the disposition thereof are subject to Section 6(a)(5) of the Plan (including any successor provision). Nothing in the preceding sentence shall be construed as limiting the general application of Section 11 of this Agreement.

7.Nontransferability. Neither the Award nor the Restricted Stock Units may be transferred except at death in accordance with Section 6(a)(3) of the Plan.

8.Responsibility for Taxes & Withholding. Regardless of any action the Company or any of its Affiliates takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or any of its Affiliates. The Grantee further acknowledges that the Company and/or its Affiliates (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect to the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the issuance of Stock upon settlement of the Restricted Stock Units, the subsequent sale of Stock acquired pursuant to such issuance and the receipt of any dividends and/or dividend equivalents; and (b) do not commit to and are under no obligation to structure the terms of any Award to reduce or eliminate Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee becomes subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Grantee acknowledges that Company and/or its Affiliates may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

9.Prior to any relevant taxable or tax withholding event, as applicable, the Grantee will pay or make adequate arrangements satisfactory to the Company and/or its Affiliates to satisfy all Tax-Related Items. In this regard, the Grantee authorizes the Company and/or its Affiliates, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(i)withholding from the Grantee’s wages/salary or other cash compensation paid to the Grantee by the Company and/or its Affiliates; or

(ii)withholding from proceeds of the Stock acquired upon vesting/settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on Grantee’s behalf pursuant to this authorization); or

(iii)withholding in Stock to be issued upon vesting/settlement of the Restricted Stock Units provided, however, that if the Grantee is a Section 16 director of the Company under the U.S. Securities and Exchange Act of 1934, as amended, then the Company will withhold in shares of Stock upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of methods (i) and (ii) above.

To avoid negative accounting treatment, the Company and/or its Affiliates may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax- Related Items is satisfied by withholding in Stock, for tax purposes, the Grantee is deemed to have been issued the full number of shares of Stock attributable to the vested Restricted Stock Units, notwithstanding that a number of share are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Grantee’s participation in the Plan.

The Grantee shall pay to the Company and/or its Affiliates any amount of Tax- Related Items that the Company and/or its Affiliates may be required to withhold or account for as a result of the Grantee’s participation in the Plan that will not for any reason be satisfied by the means previously described. The Company may refuse to issue or deliver the Stock or the proceeds of the sale of Stock if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items.

By accepting this grant of Restricted Stock Units, the Grantee expressly consents to the methods of withholding Tax-Related Items by the Company and/or its Affiliates as set forth herein, including the withholding of Stock and the withholding from the Grantee's cash retainer or other amounts payable to the Grantee. All other Tax-Related Items related to the Restricted Stock Units and any Stock delivered in satisfaction thereof are the Grantee's sole responsibility.

10.Other Tax Matters. The Grantee expressly acknowledges that because this Award consists of an unfunded and unsecured promise by the Company to deliver Stock in the future, subject to the terms hereof, it is not possible to make a so-called “83(b) election” under U.S. federal tax laws with respect to the Award.

11.Effect on Service. Neither the grant of the Restricted Stock Units, nor the delivery of Stock upon vesting of the Award, will give the Grantee any right to be retained in the service of the Company or any of its Affiliates, affect the right of the Company or any of its Affiliates to discharge or discipline such Grantee at any time, or affect any right of such Grantee to terminate his or her service at any time.

12.Authorization to Release and Transfer Necessary Personal Information. The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data by and among, as applicable, the Company and the Affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that the Company and the Affiliates may hold certain personal information about the Grantee including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social security number (or any other social or national identification number), nationality, number of Restricted Stock Units and/or Stock held and the details of all Restricted Stock Units or any other entitlement to Stock awarded, cancelled, vested, unvested or outstanding for the purpose of implementing, administering and managing the Grantee’s participation in the Plan (the “Data”). The Grantee understands that the Data may be transferred to the Company or any of the Affiliates, or to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere, and that any recipient’s country (e.g., the United States) may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data to a broker or other third party assisting with the administration of Restricted Stock Units under the Plan or with whom Stock acquired pursuant to the vesting of the Restricted Stock Units or cash from the sale of such Stock may be deposited. Furthermore, the Grantee acknowledges and understands that the transfer of the Data to the Company or the Affiliates or to any third parties is necessary for his or her participation in the Plan. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Grantee further acknowledges that withdrawal of consent may affect his or her ability to vest in or realize benefits from the Restricted Stock Units, and his or her ability to participate in the Plan.

13.Acknowledgements. By accepting the Award, the Grantee agrees to be bound by, and agrees that the Award and the Restricted Stock Units are subject in all respects to, the terms of the Plan. The Grantee further acknowledges and agrees that (i) this Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument, (ii) this agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, shall constitute an original signature for all purposes hereunder and (iii) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Grantee.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer.

TRINSEO S.A.

By:

Name: Frank Bozich

Title: President and Chief Executive Officer

Dated:

Acknowledged and Agreed:

By:

[Signature Page to Restricted Stock Unit Agreement]

COUNTRY APPENDIX

ADDITIONAL TERMS AND CONDITIONS TO RESTRICTED STOCK UNIT AGREEMENT

This Country Appendix (“Appendix”) includes the following additional terms and conditions that govern the Grantee’s Restricted Stock Unit Award for all the Grantees that reside and/or work outside of the United States.

Notifications

This Appendix also includes information regarding exchange controls and certain other issues of which the Grantee should be aware with respect to the Grantee’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of December 2020. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Grantee not rely on the information in this Appendix as the only source of information relating to the consequences of the Grantee’s participation in the Plan because the information may be out of date at the time that the Restricted Stock Units vest, or Stock is delivered in settlement of the Restricted Stock Units, or the Grantee sells any Stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Grantee’s particular situation, and none of the Company, its Affiliates, nor the Administrator is in a position to assure the Grantee of a particular result. Accordingly, the Grantee is advised to seek appropriate professional advice as to how the relevant laws in the Grantee’s country of residence and/or work may apply to the Grantee’s situation.

Finally, if the Grantee transfers employment after the Grant Date, or is considered a resident of another country for local law purposes following the Grant Date, the notifications contained herein may not be applicable to the Grantee, and the Administrator shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Grantee.

Terms and Conditions Applicable to All Non-U.S. Jurisdictions

English Language. The Grantee acknowledges and agrees that it is the Grantee’s express intent that this Agreement, the Plan and all other documents, rules, procedures, forms, notices and legal proceedings entered into, given or instituted pursuant to the Restricted Stock Unit Award, be drawn up in English. If the Grantee has received this Agreement, the Plan or any other rules, procedures, forms or documents related to the Restricted Stock Unit Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

Compliance with Law.  Notwithstanding any other provision of the Plan or this Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the Stock, the Company shall not be required to deliver any shares issuable upon settlement of the Restricted Stock Unit prior to the completion of any registration or qualification of the shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Grantee understands that the Company is under no obligation to register or qualify the shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares.  Further, the Grantee agrees that the Company shall have unilateral authority to amend the Agreement without the Grantee’s consent to the extent necessary to comply with securities or other laws applicable to issuance of shares of Stock.

Insider Trading/Market Abuse.  The Grantee acknowledges that, depending on the Grantee’s or his or her broker's country or where the shares of Stock are listed, the Grantee may be subject to insider trading restrictions and/or market abuse laws which may affect the Grantee’s ability to accept, acquire, sell or otherwise dispose of shares of Stock, rights to shares of Stock (e.g., Restricted Stock Units) or rights linked to the value of shares of Stock (e.g., phantom awards, futures) during such times the Grantee is considered to have “inside information” regarding the Company as defined in the laws or regulations in the applicable jurisdictions).  Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Grantee placed before the Grantee possessed inside information.  Furthermore, the Grantee could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities.  Keep in mind third parties includes fellow employees.  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company.  The Grantee is responsible for complying with any restrictions and should speak to his or her personal advisor on this matter.

Exchange Control, Foreign Asset/Account and/or Tax Reporting.  Depending upon the country to which laws the Grantee is subject, the Grantee may have certain foreign asset/account and/or tax reporting requirements that may affect the Grantee’s ability to acquire or hold shares of Stock under the Plan or cash received from participating in the Plan (including from any dividends or dividend equivalents or sale proceeds arising from the sale of shares of Stock) in a brokerage or bank account outside the Grantee’s country of residence.  The Grantee’s country may require that the Grantee reports such accounts, assets or transactions to the applicable authorities in his or her country.  The Grantee also may be required to repatriate cash received from participating in the Plan to the Grantee’s country within a certain period of time after receipt.  The Grantee is responsible for knowledge of and compliance with any such regulations and should speak with his or her personal tax, legal and financial advisors regarding same.

Commercial Relationship. The Grantee expressly recognizes that the Grantee’s participation in the Plan and the Company’s Award grant does not constitute an employment relationship between the Grantee and the Company. The Grantee has been granted Restricted Stock Units as a consequence of the commercial relationship between the Company and the Employer, and the Employer is the Grantee’s sole employer. Based on the foregoing, (a) the Grantee expressly recognizes the Plan and the benefits the Grantee may derive from participation in the Plan do not establish any rights between the Grantee and the Affiliate that employs the Grantee, (b) the Plan and the benefits the

Grantee may derive from participation in the Plan are not part of the employment conditions and/or benefits provided by the Affiliate that employs the Grantee, and (c) any modifications or amendments of the Plan by the Company or the Administrator, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Affiliate that employs the Grantee.

Private Placement. The grant of the Award is not intended to be a public offering of securities in the Grantee’s country of residence and/or employment but instead is intended to be a private placement. As a private placement, the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the Restricted Stock Unit Award is not subject to the supervision of the local securities authorities.

Additional Acknowledgements. The GRANTEE also acknowledges and agrees to the following:

●	The Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan.

●	All decisions with respect to future Awards or other grants, if any, will be at the sole discretion of the Company.

●	The future value of the underlying Stock is unknown, undeterminable and cannot be predicted with certainty.

●	The Award and the Stock subject to the Award, and the income and value of same, are not part of normal or expected compensation or salary for any purpose and are not intended to replace any pension rights or compensation.

●	The Grantee’s participation in the Plan is voluntary.

●	No claim or entitlement to compensation or damages arises from the forfeiture of the Award or any of the Restricted Stock Units, the termination of the Plan, or the diminution in value of the Restricted Stock Units or Stock, and the Grantee irrevocably releases the Company, its Affiliates, the Administrator and their affiliates from any such claim that may arise.

●	The Restricted Stock Unit and the Stock subject to the Restricted Stock Unit, and the income and value of same, are not part of normal or expected compensation for purposes of, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments.

●	Unless otherwise agreed with the Company in writing, the Award and the Stock subject to the Restricted Stock Unit, and the income and value of same, are not granted as consideration for, or in connection with, any service the Grantee may provide as a director of the Company or its

Affiliates.

●	Neither the Company nor its Affiliates shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the U.S. Dollar that may affect the value of the Restricted Stock Units or of any amounts due to the Grantee pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Stock acquired upon settlement.

None of the Company, its Affiliates, nor the Administrator is providing any tax, legal or financial advice or making any recommendations regarding the Grantee’s participation in the Plan, the grant, vesting or settlement of the Grantee’s Restricted Stock Units, or the Grantee’s acquisition or sale of the Stock delivered in settlement of the Restricted Stock Units. The Grantee is hereby advised to consult with his own personal tax, legal and financial advisors regarding his participation in the Plan before taking any action related to the Plan.

SWITZERLAND

Notifications

Securities Law Information. Neither this document nor any other materials relating to the grant of Restricted Stock Units (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”) (ii) may be publicly distributed nor otherwise made publicly available in Switzerland to any person other than an employee of the Company or (iii) have been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 of FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (FINMA).